Exhibit 99.1

For information, contact:

Media - Susan Moore, 281-836-7398

Investors - David Oatman, 281-836-7035

FOR IMMEDIATE RELEASE

EXTERRAN PARTNERS, L.P. PRICES

PRIVATE OFFERING OF $350 MILLION OF 6% SENIOR NOTES

HOUSTON, Mar. 22, 2013—Exterran Partners, L.P. (NASDAQ: EXLP) (“Exterran Partners”) today announced that it has increased the size of its previously announced private offering of senior notes due 2021 to $350 million from $300 million.  The new senior notes carry a coupon interest rate of 6% and are being sold at 98.439% of par, which equates to an effective yield to maturity of 6.25%. Exterran Partners intends to use all of the net proceeds of this offering to repay borrowings outstanding under its revolving credit facility.  The offering is expected to close on March 27, 2013, subject to the satisfaction of customary closing conditions.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.  This announcement is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Partners’ control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, statements regarding the completion of the private offering of senior notes and the use of net proceeds from the proposed offering.

While Exterran Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional and national economic conditions and the impact they may have on Exterran Partners and its customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; changes in safety, health, environmental and other regulations; and the performance of Exterran Holdings, Inc.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2012 and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission.  Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.